UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 9, 2007

BUCKINGHAM EXPLORATION, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

333-137978	NA
(Commission File Number)	(I.R.S. Employer
Identification No.)

1978 Vine Street, Suite 502
Vancouver, British Columbia, Canada	V6K 4S1
(Address of principal executive offices)	(Zip Code)

(604) 737 0203
(Registrant’s telephone number, including area code)

_____________________________________________
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR240.14d -2(b))
[_] Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR240.14a -12)
[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d -2(b))
[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement

On May 9, 2007 the registrant entered into a Purchase and Sale Agreement for Unpatented Mining Claims with Pikes Peak Resources, Inc., a British Columbia corporation. Upon closing, the registrant shall purchase 29 unpatented mining claims located in Teller County, Colorado. The purchase price for the Claims to be paid at Closing is five hundred thousand dollars ($500,000) and five million (5,000,000) shares of the common stock of the registrant. Pikes Peak will also receive a Net Returns Royalty of two percent (2%) of the proceeds of minerals mined and sold from the Claims. The registrant will also reimburse $3,700 to Pikes Peak for the costs of locating the claims. The registrant has an option to purchase the royalty for $1,000,000 as adjusted for inflation. The registrant also has agreed to buy back shares of common stock from Pikes Peak at prevailing market price up to $150,000 for any taxes payable by Pikes Peak as a result of the transaction. Pikes Peak shall also have the option to repurchase the Claims upon abandonment by the registrant. Closing is anticipated within ten days.

There was no material relationship between the registrant or its affiliates and Pikes Peak, other than in respect of the material definitive agreement entered into. A finder’s fee of 1,000,000 shares of common stock will be paid to an unrelated party upon closing.

The claims have been explored in the past by Cyprus Mining Corporation and a total of 354 holes were drilled on the property. Of these, 339 holes are located on section 25, where significant uranium ore reserves have been partially delineated. Mineral trends are open ended and identified in at least five horizons within the project area related to braided stream deposits in the Tallehassee Creek conglomerate. The company will immediately start a comprehensive review of all the data available on the project and carry out a ground scintillation survey to identify new drill targets. The company has engaged the services of a drilling company as it believes additional drilling should successfully convert most of the inferred ore blocks to proven ore reserves and substantiate the indicated mineral trends.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BUCKINGHAM EXPLORATION, INC (Registrant) Dated: May 15, 2007 /s/ C. Robin Relph Robin Relph, Chief Executive Officer